Exhibit 99.1

Jerry P. Widman Joins TriZetto Board of Directors

NEWPORT BEACH, Calif. – March 21, 2005 –The TriZetto Group, Inc. (Nasdaq: TZIX) announced today the election of Jerry P. Widman to its Board of Directors. Widman fills the Class I Director seat vacated by Willard A. “Bill” Johnson, Jr., who has resigned for personal reasons. Widman will replace Johnson on TriZetto’s Audit Committee, while board member Lois A. Evans will replace Johnson on the Nominating and Corporate Governance Committee.

“We deeply appreciate Bill Johnson’s contribution and guidance during his more than four years as a Director,” said Jeff Margolis, TriZetto’s chairman and chief executive officer. “We look forward to benefiting from Jerry Widman’s significant Board experience as well as his financial and healthcare industry expertise.”

Widman currently serves on the Boards and Audit Committees of ArthroCare Corporation, Cutera, Inc. and United Surgical Partners International. From 1982 until his retirement in 2001 Widman was the chief financial officer of Ascension Health (previously Daughters of Charity National Health System), the country’s largest not-for-profit multi-hospital system. He was responsible for corporate finance, treasury functions, purchasing and materials management, and implemented financial and disclosure practices that were recognized by rating agencies as best practices. Ascension Health grew from $1 billion to $7 billion in revenue during his tenure. Prior to joining Ascension Health, Widman was a management consultant with Ernst & Young, LLP.

Widman received a B.A. in Business Administration from Case Western Reserve University, an M.B.A. from the University of Denver, and a J.D. from Cleveland State University. He received his Certified Public Accountant certification from the State of Ohio.

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Contacts:	Investors:	Media:
	Brad Samson	Audrey McDill
	949-719-2220	303-495-7197
	brad.samson@trizetto.com	audrey.mcdill@trizetto.com